EXHIBIT 99.1
AFLAC INCORPORATED TO ACCELERATE SHARE REPURCHASE IN 2008;
AUTHORIZES ADDITIONAL SHARE REPURCHASE AND
INCREASES QUARTERLY CASH DIVIDEND 17.1%
COLUMBUS, Georgia – January 29, 2008 – Aflac Incorporated announced today that it intends on conducting an accelerated repurchase of approximately 12 million shares of its common stock in the first quarter of 2008. This accelerated share repurchase will be funded with internal capital.
To provide for future share repurchase activities, the board of directors today authorized the purchase of up to an additional 30 million shares of its common stock. This authorization is in addition to the 25.6 million shares that remained under a previous authorization as of December 31, 2007, bringing the total number of shares available for purchase to 55.6 million.
The board of directors also approved a 17.1% increase in the quarterly cash dividend, effective with the first quarter payment. The first quarter dividend of $.24 per share is payable on March 3, 2008, to shareholders of record at the close of business on February 20, 2008.
Commenting on the news, Chairman and Chief Executive Officer Daniel P. Amos stated: “I am very pleased with today’s actions by our board of directors. These steps are consistent with our intention of deploying excess capital in a manner that benefits our shareholders, while still maintaining very strong capital adequacy ratios to support our ratings.
“In addition to accelerating our planned annual repurchase of 12 million shares, we also anticipate buying more shares later in the year, depending on market conditions. Purchasing 12 to 18 million shares this year gives us greater confidence in achieving the high end of our 13% to 15% range for operating earnings per share growth for 2008. We will also be better positioned to extend our lengthy record of strong earnings growth into 2009. I remain focused on increasing operating earnings per share by at least 15%, excluding the impact of the yen, through 2009, which will mark my first 20 years as CEO. I still believe that goal is achievable, and I continue to believe we are poised for strong growth beyond 2009 as well.
“I am also pleased with the increase in our cash dividend. Aflac’s annual cash dividend payment to shareholders has compounded at 21.7% annually over the last 10 years. This increase marks the 26th consecutive year in which we have raised the dividend payment. I believe the combination of strong earnings growth and increasing cash dividends is an effective means for enhancing value to Aflac’s shareholders.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s listing of America’s Most Admired Companies for seven consecutive years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for ten consecutive years. Aflac has also been recognized three times by both Fortune magazine’s listing of the Top 50 Employers for Minorities and Working Mother magazine’s listing of the 100 Best Companies for Working Mothers. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.
We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan, including increased uncertainty in the U.S. and international financial markets.
Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com